Exhibit 99.2

NEWS RELEASE

For further information contact:

Kirk J. Meche David S. Schorlemer
Chief Executive Officer Chief Financial Officer
713.714.6100 713.714.6100
FOR IMMEDIATE RELEASE
June 1, 2017

GULF ISLAND FABRICATION, INC.
ANNOUNCES CONTRACT AWARD

Houston, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today announced, that though its subsidiary Gulf Island Shipyards, LLC, it has executed a contract with Bay Houston Towing Company for the construction of four (4) Z-Tech 30-80 Class Terminal/Escort Tugs. The state of the art 98.5ft tugs with a bollard pull of eighty (80) tonnes, are a high-performance twin screw ASD ship-handling/tug, designed for berthing and unberthing large ships and for providing escort, and emergency response in the vicinity of LNG and oil terminals. Revenue and man-hour backlog associated with this award will be included in the second quarter 2017 results.

“We are thrilled to once again have the opportunity to build vessels for Bay Houston Towing Company. These vessels will be built at our Jennings, Louisiana location,” stated Kirk J. Meche, President and C.E.O. of Gulf Island Fabrication, Inc.

“We are pleased to award Gulf Island Shipyards, LLC. the contract for four (4) next generation Z Tech 30-80 tugs. Having built tugs at the Jennings, Louisiana location before, our continued confidence in Gulf Island’s ability to deliver a superior product was instrumental to their selection,” stated Philip E. Kuebler, President, Bay Houston Towing Co.

Gulf Island Fabrication, Inc. is a leading fabricator of complex steel structures and marine vessels used in energy extraction and production, petrochemical and industrial facilities, power generation, alternative energy projects, research, and shipping and marine transportation operations. The Company also provides related installation, hookup, commissioning, repair and maintenance services with specialized crews and integrated project management capabilities. Our corporate headquarters is located in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana, and Aransas Pass and Ingleside, Texas.

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